UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM	8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: January 31, 2020
(Date of earliest event reported)
 _____________________________________________
NAUTILUS, INC.
(Exact name of registrant as specified in its charter)
_____________________________________________

Washington	001-31321	94-3002667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17750 S.E. 6th Way
Vancouver, Washington 98683
(Address of principal executive offices, including zip code)

(360) 859-2900
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	NLS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 31, 2020, Nautilus, Inc., a Washington corporation (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) by and among the Company and certain of its subsidiaries from time to time party thereto, as borrowers (collectively, the “Borrowers”), Wells Fargo Bank, National Association, a national banking association and lenders from time to time party thereto (“Wells Fargo” or collectively the "Lenders"), as administrative agent, pursuant to which the Lenders have agreed, among other things, to make available to the Borrowers an asset-based revolving loan facility in the aggregate principal amount of up to $55,000,000, subject to a borrowing base, (the “ABL Revolving Facility”) and a term loan facility in the aggregate principal amount of $15,000,000 (the “Term Loan Facility, collectively the "Financing"), in each case, as such amounts may increase or decrease in accordance with the terms of the Credit Agreement. The principal amount of the loan will bear interest based on the base rate or the London Interbank Offer Rate ("LIBOR") rate, plus an applicable margin. Interest on the ABL Revolver Facility will accrue at LIBOR plus a margin of 1.75% to 2.25% (based on average quarterly availability) and interest on the Term Loan Facility will accrue at LIBOR plus 5.00%.

Borrowings under the Credit Agreement will mature, and all outstanding amounts thereunder will be payable on January 31, 2025, unless the maturity is accelerated subject to the terms set forth in the Credit Agreement. Each Borrower’s obligations under the Credit Agreement are guaranteed by the Company and each of the Company’s subsidiaries that are party to the Credit Agreement from time to time. Repayment of obligations under the Credit Agreement is secured by a pledge over substantially all assets and proceeds thereof now owned or hereafter acquired by the Company and certain of its subsidiaries. The Company will use proceeds from the Financing to refinance the existing $40,000,000 asset-based revolving facility with JPMorgan Chase Bank, N.A. ("JPMorgan"), pay transaction expenses, and for general corporate purposes. The Company’s existing credit facilities and agreements with JPMorgan and all guarantees and liens existing in connection with those facilities and agreements were terminated upon the closing of the transaction contemplated by the Credit Agreement.

The Credit Agreement contains customary affirmative and negative covenants for financings of this type, including, among other terms and conditions, delivery of financial statements, reports and maintenance of existence, revolving availability subject to a calculated borrowing base, as well as limitations and conditions on the Company’s and each of its participating subsidiaries’ ability to: create, incur, assume or be liable for indebtedness; dispose of assets outside the ordinary course; acquire, merge or consolidate with or into another person or entity; create, incur or allow any lien on any of its property; make investments; or pay dividends or make distributions, in each case subject to certain exceptions. The financial covenants set forth in the Credit Agreement include a minimum liquidity covenant of $7,500,000. Beginning February 1, 2022, the minimum liquidity covenant will decrease to $5,000,000 and only a minimum EBITDA covenant will apply. In addition, the Credit Agreement includes customary events of default, including but not limited to, the nonpayment of principal and interest when due thereunder, breaches of representations and warranties, noncompliance with covenants, acts of insolvency and default on indebtedness held by third parties (subject to certain limitations and cure periods).

This description of the Credit Agreement is a summary only and qualified in its entirety by reference to the text of the Credit Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2020.

Item 1.02	Termination of a Material Definitive Agreement.
The information in Item 1.01 is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information in Item 1.01 is incorporated herein by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAUTILUS, INC.
(Registrant)

February 4, 2020	By:	/s/ Aina E. Konold
Date		Aina E. Konold
Chief Financial Officer
(Principal Financial and Accounting Officer)